GrowGeneration Reports First Quarter 2023 Financial Results

Net Revenue of $57 million Represents Sequential Improvement from Prior Quarter

Gross Margin Improved Substantially to 28.7%

Net Loss of $6.1 million and Non-GAAP Adjusted EBITDA(1) Loss of $1.8 million, Above Guidance

DENVER, May 9, 2023 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 61 locations across 17 states, today reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights
•Net sales increased quarter-over-quarter to $56.8 million
•Comparable store sales decreased 36.6% to the prior year
•Gross profit margin of 28.7%, increase of 1.58% to the prior year
•Net loss of $6.1 million and Adjusted EBITDA(1) loss of $1.8 million
•Cash, cash equivalents and marketable securities of $71.9 million
•Maintaining full-year 2023 guidance for revenue to be $250 million to $270 million and Adjusted EBITDA(1) to be a loss of $4 million to a $1 million profit

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated, “I am pleased that GrowGen is off to a strong start in 2023 and we are seeing incremental signs of stabilization in our business. We generated net revenue of $56.8 million in the first quarter, which was at the high-end of our guidance range. Encouragingly, gross margins of 28.7% were above our expectations for the first quarter.”

Lampert continued, “While we maintain a degree of cautious optimism, we expect to invest for growth in a disciplined manner this year. Our entire organization is focused on building and growing our private brands, executing upon accretive and complementary acquisitions, and putting profitable growth at the forefront. We believe that the vast majority of our cost cutting initiatives are behind us, the benefits of which will continue to flow through our margins in 2023.

We are reiterating our full-year 2023 financial guidance and we expect sequential improvements in net revenue and adjusted EBITDA to continue into our second quarter results. Today, our business is more nimble and efficient, and better-positioned for profitable growth in 2023 and beyond.

First Quarter 2023 Consolidated Results

Revenues declined $24.9 million, or 30.5%, to $56.8 million, for the quarter ended March 31, 2023, compared to $81.8 million for the quarter ended March 31, 2022. The decrease in net revenue was primarily attributed to a decline in same-store sales of 36.6% at 55 retail locations and the Company’s e-commerce operations compared to the same period last year, offset partially by an increase in revenue from our distribution and other segment. Overall retail sales were $39.4 million in the first quarter, compared to $64.3 million for the same period last year.

E-commerce revenue was $3.3 million in the first quarter, compared to $5.3 million for the same period last year.

Revenue from non-retail operations, including distributed brands and MMI, was $14.2 million in the first quarter of 2023, compared to $12.2 million in the same quarter last year.

Gross profit was $16.3 million for the first quarter of 2023, compared to $22.1 million for the first quarter of 2022. Gross profit margin was 28.7%, compared to 27.1% in the same quarter last year.

Store and other operating expenses in the first quarter of 2023 were $13.0 million, compared to $14.5 million in the prior year.

Selling, general, and administrative expenses in the first quarter of 2023 were $6.8 million, compared to $9.6 million in the prior year.

GAAP pre-tax net loss was $6.1 million for the first quarter of 2023, or a loss of $0.10 per diluted share, compared to $6.8 million in the first quarter of 2022, or loss of $0.09 per diluted share.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA)(1) was a loss of $1.8 million in the first quarter of 2023, compared to a loss of $0.8 million in the same period last year.

Cash and short-term marketable securities as of March 31, 2023 were $71.9 million. Inventory as of March 31, 2023 was $75.6 million, and prepaid inventory and other current assets were $8.2 million.

Total current liabilities, including accounts payable and accrued payroll and other liabilities, decreased from $35.8 million at December 31, 2022 to $33.2 million at March 31, 2023.

Geographical Footprint

The Company’s operations span approximately 952,000 square feet of retail and warehouse space at 63 existing locations across 18 states.

Fiscal Year 2023 Financial Outlook(2)

Revenue guidance for 2023 is maintained to be between $250 million to $270 million.

Adjusted EBITDA(1) guidance is maintained to be between a loss of $4 million to a $1 million profit.

Footnotes

(1) Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Sales and Adjusted EBITDA guidance metrics are inclusive of acquisitions and store openings completed in 2023 and 2022, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, May 9, 2023, at 4:30PM Eastern Time. To participate in the call, please dial (888) 664-6392 (domestic) or (416) 764-8659 (international). The conference code is 48923290. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 61 stores across 17 states. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$62,738	$40,054
Marketable securities	9,126	31,852
Accounts receivable, net of allowance for doubtful accounts of $0.7 million and $0.7 million at March 31, 2023 and December 31, 2022	7,569	8,336
Notes receivable, current, net of allowance for doubtful accounts of $1.7 million and $1.3 million at March 31, 2023 and December 31, 2022	—	1,214
Inventory	75,581	77,091
Prepaid income taxes	625	5,679
Prepaids and other current assets	8,250	6,455
Total current assets	163,889	170,681

Property and equipment, net	30,274	28,669
Operating leases right-of-use assets	43,581	46,433
Intangible assets, net	28,479	30,878
Goodwill	15,978	15,978
Other assets	442	803
TOTAL ASSETS	$282,643	$293,442

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,414	$15,728
Accrued liabilities	1,985	1,535
Payroll and payroll tax liabilities	2,363	4,671
Customer deposits	3,916	4,338
Sales tax payable	1,467	1,341
Current maturities of lease liability	8,004	8,131
Current portion of long-term debt	34	50
Total current liabilities	33,183	35,794
Commitments and contingencies
Operating lease liability, net of current maturities	38,130	40,659
Other long-term liabilities	627	593
Total liabilities	71,940	77,046

Stockholders’ equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 61,035,521 and 61,010,155 shares issued and outstanding as of March 31, 2023 and December 31, 2022	61	61
Additional paid-in capital	370,379	369,938
Retained earnings	(159,737)	(153,603)
Total stockholders’ equity	210,703	216,396
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$282,643	$293,442

GROWGENERATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2023	2022

Net sales	$56,827	$81,767
Cost of sales (exclusive of depreciation and amortization shown below)	40,538	59,627
Gross profit	16,289	22,140

Operating expenses:
Store operations and other operational expenses	12,966	14,532
Selling, general, and administrative	6,838	9,609
Bad debt expense	317	714
Depreciation and amortization	3,932	4,506
Total operating expenses	24,053	29,361

Income from operations	(7,764)	(7,221)

Other income (expense):
Other expense	1,204	409
Interest income	428	2
Interest expense	(2)	(3)
Total non-operating income (expense), net	1,630	408

Net income (loss) before taxes	(6,134)	(6,813)

Provision (loss) for income taxes	—	1,636

Net income (loss)	$(6,134)	$(5,177)

Net income (loss) per share, basic	$(0.10)	$(0.09)
Net income (loss) per share, diluted	$(0.10)	$(0.09)

Weighted average shares outstanding, basic	61,028	60,126
Weighted average shares outstanding, diluted	61,028	60,126

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	For the Three Months Ended March 31,
	2023	2022
	(000)	(000)
Net income	$(6,134)	$(5,177)
Income taxes	—	(1,636)
Interest income	(428)	(2)
Interest expense	2	3
Depreciation and amortization	3,932	4,506
EBITDA	$(2,628)	$(2,306)
Impairment loss	—	—
Share based compensation (option compensation, warrant compensation, stock issued for services)	567	1,583
Restructuring charges	278	—
Fixed asset disposal	(19)	(72)
Adjusted EBITDA	$(1,802)	$(795)

Adjusted EBITDA per share, basic	$(0.03)	$(0.01)
Adjusted EBITDA per share, diluted	$(0.03)	$(0.01)